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                                                                    EXHIBIT 10-7

                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT (the "Agreement"), dated this 24th day of January, 2005, between The Banc Corporation, a Delaware corporation ("Parent"), The Bank, an Alabama banking corporation (the "Bank") and Rick D. Gardner (the "Executive").

         WHEREAS, the Executive wishes to provide services as an employee of, and executive to, Parent and the Bank for the period provided in this Agreement, and Parent and the Bank each wish to have the Executive provide such services for such period, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent and the Executive agree as follows:

         1. Employment. The Parent hereby employs the Executive, and the Executive hereby accepts such employment by the Parent, upon the terms and conditions set forth in this Agreement.

         2 Term. The term of the Executive's employment by the Parent under this Agreement shall begin immediately upon the date hereof and shall terminate at midnight, Central Standard Time on January 31, 2008; provided, however, that such term shall be automatically extended annually, beginning one (1) year from the date of the commencement of the term and on each anniversary date thereafter, for an additional one-year period, so that the remaining term of this Agreement shall be three (3) years from each such anniversary date unless, with respect to any such one-year extension, either party shall notify the other party in writing, not less than thirty (30) days prior to such anniversary date, that he or it, as the case may be, desires to terminate this Agreement as of the end of the term then in effect. The term during which the Executive serves as an employee of the Parent pursuant to this Agreement is hereinafter referred to as the "Employment Period."

         3. Positions and Duties. The Executive shall serve as the Chief Operating Officer of the Parent and the Bank and as a member of the board of directors of the Bank. The Executive will be appointed as a member of the board of directors of the Parent effective on or before December 31, 2005, if then permitted by the NASDAQ Stock Market Marketplace Rules, or, if not so permitted on or before December 31, 2005, then as soon thereafter as is permitted by the NASDAQ Stock Market Marketplace Rules. At the request of the Board of Directors of the Bank (the "Bank Board") or the Board of Directors of the Parent (the "Parent Board"), the Executive shall also serve as an officer or director, or both, of each subsidiary of the Bank or the Parent, whether direct or indirect. The Executive, in his capacity as an officer of the Bank and the Parent and as an officer or director of any subsidiary of the




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Bank or the Parent, shall perform such duties and services as may be assigned to him by the Boards of either the Bank or the Parent, subject to the supervision and control of the Bank Board or the Parent Board, as the case may be. The Parent, the Bank and any subsidiary of either for which the Executive shall perform duties and services shall be responsible for their respective proportionate shares of the Executive's compensation. The Executive shall not be entitled to receive any director fees or other separate compensation for his service as a director (including without limitation service as chairman, as a member of any committees of the Bank Board or the Parent Board, or otherwise) of the Parent, the Bank or any subsidiary of either the Parent or the Bank.

         4. Salary. The Parent shall pay the Executive a salary during the Employment Period of $20,833.33 per calendar month (the "Base Salary"). All salary shall be paid to the Executive no less frequently than twice each month. Any salary paid with respect to less than a full one-month period shall be pro-rated, with such proration being based on the number of days in such month and the number of days during such month that are within the Employment Period. Such salary will be reviewed during January of each year and may be increased annually, as determined by the Board of Directors, on the recommendation of its compensation committee. The Parent shall not have the right to reduce such salary at any time during the Employment Period without the written consent of the Executive.

         The Executive shall have the right, at his option, to defer any salary specified in this Section 4 to any subsequent period, provided that the Executive gives the Parent written notice of his election to defer such salary prior to performance of the services for which such salary would be paid. Any salary deferral shall comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the "Code") to the extent necessary to avoid inclusion in income in the year deferred. This Agreement shall be amended prior to December 31, 2005 to comply with Section 409A of the Code, or the Parent may create a plan of deferred compensation that complies with Section 409A of the Code to allow the salary deferral contemplated hereby. Moreover, if the Executive and the Parent (by action of the Parent Board on the recommendation of its compensation committee) mutually agree, any salary specified in this Section 4 may be paid in kind, including common stock, stock options, life insurance policies, annuities, or other property.

         5. Extent of Service. During the Employment Period, the Executive shall devote substantially his entire working time, attention and energy to the business and affairs of the Bank and the Parent and in the advancement of the best interests of the Bank and the Parent. The foregoing sentence shall not, however, preclude the Executive from devoting reasonable periods of time in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:
(a) serving as a director or a member of a committee of any other company or organization, if serving in such




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capacity does not involve any conflict with the business of the Bank or the
Parent and such company or organization is not in competition, in any manner whatsoever, with the business of the Bank or the Parent; (b) fulfilling speaking engagements; (c) engaging in charitable and community activities; and (d) managing his personal investments. If the Executive serves on any board at the request of or for the benefit of the Parent or the Bank, the Executive will be indemnified for any personal liability, including costs of defense and attorneys' fees, that he may incur as a result of such service. The Executive shall be authorized to receive and retain fees for serving on such boards, except as may be otherwise specifically agreed between the Executive and the Parent or the Bank in respect to any particular such board or boards, provided, however, that nothing herein shall authorize or entitle the Executive to receive and retain fees for serving on the boards of the Parent, the Bank or any of their subsidiaries.

         6. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Bank and the Parent, the Executive will be reimbursed by the Bank or the Parent, as the case may be, for reasonable expenses incurred in the performance of his duties and services hereunder for the Bank and the Parent, and in the furtherance of the business of the Bank and the Parent, upon the presentation by the Executive of an itemized account, accompanied by the appropriate receipts, satisfactory to the Bank and the Parent, in substantiation of such expenses.

         7. Vacations. The Executive shall be entitled to take such vacations, with pay, as the other executive officers of the Bank and Parent are generally entitled to take, but not less than four (4) calendar weeks in each year. Executive shall take into consideration the needs of Parent and the Bank in scheduling such vacations.

         8. Employee Benefits. The Executive shall, during the Employment Period, be eligible to participate in such insurance, medical and other employee-benefit plans of the Parent (or Bank, if providing Executive with more generous benefits) which may be in effect, from time to time, to the extent such plans and benefits, respectively are generally available to the other executive officers of the Bank or Parent, or to the extent that such benefits have been approved by the Board for the sole benefit of the Executive; provided, however, that in addition to all other life insurance that may be available to Executive pursuant any benefit plans of the Parent or the Bank, the Executive shall be provided term life insurance coverage paying at least $600,000 (the "Stated Amount") in death benefits to the beneficiary of his choice. If such coverage is not available at unrated premium costs, then either (i) Executive will pay the portion of the premiums that exceed an amount equal to the unrated premium costs of such coverage if it had been available, or (ii) if Executive is unwilling to pay the difference in premium, the amount of death benefit provided shall be the death benefit that could be provided if a policy was acquired for the unrated premium costs of a policy in the Stated Amount. Parent shall provide to the Executive an automobile owned or leased by Parent of a make and model appropriate to Executive's status and similar automobiles historically provided to other senior




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executives of Parent (such as a Lexus) and customary automobile-related benefits. Upon the Executive's ceasing to be employed hereunder, he shall be entitled, at his sole cost, to maintain in effect the aforesaid insurance, medical, and other benefits, except in those circumstances where, under this Agreement, such post-employment benefits are to be provided to Executive by the Parent and/or the Bank, or its or their successor(s).

         9. Location of Employment. The Executive's principal office will be located in Birmingham, Alabama. The Executive shall be required to engage in such travel as may be necessary in the performance of his duties and services hereunder. Executive shall, within a reasonable time following the commencement of the Employment Period establish his permanent residence in the Birmingham, Alabama metropolitan area.

         10. Club Memberships. It is contemplated that, after the Executive commences performance hereunder, he may request that the Parent purchase, or provide funds (net of taxes) to the Executive for the purchase of membership in any club (or clubs), having facilities suitable for the Executive to use for business entertainment on behalf of the Bank or the Parent, as the Parent Board shall deem appropriate and in the interest of the Parent and the Bank. Upon authorization by the Parent Board, the Parent shall pay any required initiation fees and shall pay, either directly or as an ongoing payroll expense to reimburse the Executive (net of taxes), for monthly dues, periodic assessments, and other such costs of any such membership. The Executive shall be responsible for any personal charges that he may incur in utilizing the facilities of any such club. If the Executive ceases his membership in any such clubs and any bonds or other capital payments made by Parent are repaid to the Executive, the Executive shall pay over such payments to Parent.

         11. Bonuses. The Executive shall be entitled to receive, within two and one-half months of the close of each calendar year, based upon the achievement of agreed-upon performance goals for the Parent and/or the Bank (as approved by the Parent Board upon the recommendation of its compensation committee), a targeted annual bonus (the "Target Bonus") equal to fifty percent (50%) of his Base Salary for such calendar year. Notwithstanding the foregoing, Executive shall be eligible to participate in any bonus or long-term incentive plan of the Bank and/or the Parent, or as established by the Board of Directors of the Bank or the Parent as the case may be, for similarly situated executive officers, and may be awarded such grants thereunder as are approved by the Parent Board or the Bank Board or their respective compensation committees.

         12. Termination.

         (a) Automatic. This Agreement, and the Executive's rights hereunder (except as to salary, bonuses and other rights accrued prior thereto), shall terminate automatically as provided in Section 2 above, unless terminated earlier pursuant to subsection (b), (c), (d) or (e) of this Section 12.



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         (b) By Executive. The Executive may terminate this Agreement in the event of any material adverse change or reduction by the Parent or the Bank, without the Executive's prior written consent, of the Executive's functions, duties or responsibilities, assignment by the Parent or the Bank of the Executive to another place of employment more than fifty (50) miles from Birmingham, Alabama, or other material breach of this Agreement by the Parent or the Bank, and such termination may be effected by written notice to the Bank, specifying the event relied upon for such termination, given within thirty (30) days after such event. Such termination will have the same effect as a termination without cause by the Parent or the Bank as set forth it Section 12(e) hereof.

         (c) Death of Executive. If the Executive dies during the Employment Period, this Agreement and the Executive's rights hereunder shall automatically terminate as of his death, except as to accrued but not paid salary, bonus and other vested rights in compensation or benefit programs.

         (d) Disability of Executive. If the Executive is disabled, as defined hereinafter, during the Employment Period, this Agreement and the Executive rights hereunder shall automatically terminate as of the occurrence of such disability. For purposes of this Agreement, the Executive shall be deemed to be "disabled" if for medical (including psychological) reasons he has been unable to fully perform his duties and services hereunder for one hundred twenty (120) consecutive days, or an aggregate of one hundred eighty (180) days in any period of twelve (12) consecutive months. Notwithstanding the foregoing, the Executive's rights to salary and other benefits under this Agreement shall continue for one (1) year after the occurrence of such disability; provided, however, that salary payments during such one-year period shall be reduced by the amount of any payments with respect to such one-year period that the Executive shall receive from disability programs provided by the Bank or the Parent. After the expiration of such one-year period, the Executive shall be covered by a disability program or insurance similar to that generally available to the other executive officers of the Bank (or Parent, if providing Executive with more generous benefits).

         (e) By Parent. The Parent Board may terminate the Executive's employment at any time by giving written notice of such termination to the Executive in the manner provided below for the giving of notices, such termination to be effective on a date specified therein which is not less than sixty (60) days from the date of such notice (except in the case of termination for Cause (as defined in (g) below), in which case the effective date shall be not less than (10) days from the date of such notice); provided, however, that any termination other than for Cause (as defined in (g) below) shall not prejudice the Executive's right to compensation or other benefits under this Agreement during the balance of the Employment Period (as provided in




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Section 2 hereof, and without regard to such termination). The monthly salary component of such compensation for the balance of the Employment Period shall equal the Base Salary in effect on the effective date of termination and shall be prorated for any partial-month period(s) included in the balance of the Employment Period. The bonus component of such compensation for the balance of the Employment Period shall be based on an annual bonus amount equal to the most recent annual bonus paid or payable to the Executive and shall be prorated for any partial-year period(s) included in the balance of the Employment Period. Such compensation shall be paid at the same time as it would have been payable had this Agreement not been terminated, or, at the election of the Executive made by written request to the Parent, in a lump sum to the extent not previously paid, which shall be disbursed to the Executive within thirty (30) days after delivery of such written request. Such lump-sum payment is to be calculated by discounting the payment amount using a discount rate equal to six percent (6%). The Executive's participation in all benefit programs and stock option agreements shall continue throughout the Employment Period (as provided in Section 2 hereof, and without regard to such termination) as if the Executive was still an employee and all non vested benefits shall immediately vest, in each case as to the extent provided in the applicable benefit plan; provided, however, that the stock options to be awarded pursuant to Section 15 hereof shall vest as provided in said Section 15. Ownership of the automobile provided to the Executive shall be transferred immediately to the Executive, and no further reimbursement shall be provided with respect to such automobile. Unless terminated for Cause, the Executive shall have the right (but shall not be obligated), at any time following receipt of notice of termination under this
Section 12(e) until the effective date thereof to resign as an officer and/or a director of the Bank and the Parent while continuing to serve as an employee at the same compensation, but with such reduction in duties as may be appropriate in order that the Executive shall no longer be an officer of the Bank and the Parent within the meaning of Section 16(b) of the Securities and Exchange Act of 1934. If the Executive is terminated by Parent for Cause (as defined in (g) below) Executive's right to compensation or other benefits under this Agreement shall terminate as of the effective date of such termination except as to accrued but not paid salary, bonus and other vested rights in compensation or benefit programs.

         (f) Dispute. The parties have agreed that in the case of any termination that the Bank or the Parent contends is for Cause, but the Executive claims is not for Cause, if the Bank continues to pay compensation to the Executive during the pendency of such dispute, the Bank shall be entitled to the return of all compensation so paid, with interest at the discount rate payable by the Bank on borrowings from its Federal Home Loan Bank, and reasonable legal fees as provided in Section 29 hereof, if it is ultimately determined that such termination was for Cause; and if the Bank shall cease such payments and it shall be determined that such termination was not for




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Cause, the parties further agree that the Executive shall be entitled to recovery of the amount due to the Executive for payments not made, together with interest at the discount rate payable by the Bank on borrowings from its Federal Home Loan Bank, and reasonable legal fees as provided in Section 29 hereof and, in addition, shall thereafter make any further payments due under Section 12(d), if such section is applicable, as due thereunder for the remainder of the period specified therein. This provision is made by the parties hereto for the purpose of compensating the Executive for the loss that he would suffer in the event of an unfounded discontinuation of compensation payments, and to encourage fairness and equitable dealing between the parties in the event of dispute.

         (g) For Cause. The termination of the Executive's employment shall be for "Cause" if it is a result of:

                  (i) any act (including any omission or failure to act) that constitutes, on the part of the Executive, fraud, dishonesty, gross negligence, willful misconduct, incompetence, breach of fiduciary duty involving direct or indirect gain to or personal enrichment of the Executive, intentional failure to perform stated duties or to follow lawful direction of the Parent Board or Bank Board, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement; or

                  (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of (A) a felony or (B) a misdemeanor involving fraud or dishonesty; or

                  (iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

         provided, however, that in the case of clauses (i) and (ii)(B) above, such conduct shall not constitute Cause unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Parent Board believes the Executive's conduct constitutes the criteria set forth in clause (i) or clause
         (ii)(B), as the case may be, (B) the Executive shall have been provided the opportunity to be heard in person by the Parent Board (with the assistance of the Executive's counsel if the Executive so desires), and
         (C) after such hearing, the termination is evidenced by a resolution adopted in good faith by a majority of the members of the Parent Board (other than the Executive).



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         13. Federal Rules and Regulations. This Agreement is subject to all the laws, rules and regulations governing Alabama state chartered member banks, and, in particular, the provisions of 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359.

         To the extent that any provision of this Agreement is inconsistent with applicable federal laws, rules or regulations, such laws, rules or regulations shall control. In such case, such provision of the Agreement shall be invalid, but only to the extent necessary for this Agreement to comply with applicable federal laws, rules and regulations. To the extent that any provision of any other Section of this Agreement is inconsistent with any provision of this
Section 13, such provision of this Section 13 shall govern.

         14. [Intentionally Omitted]

         15. Options.

         (a) The Executive shall receive options, for a term of ten (10) years, to acquire 355,985 shares of Common Stock of Parent, at an exercise price of $8.17 per share, vesting in accordance with the following schedule:

                  (i)      50% vesting ninety (90) days from the date hereof;

                  (ii) 50% vesting upon the fifth anniversary of the date hereof, unless sooner vesting in accordance with the following;

                                    (A) 20% vesting upon the later of (1) the Common Stock's reaching a market value (adjusted for any stock splits, stock dividends, or other changes in capital structure), based upon an average of the closing price of the Common Stock over fifteen (15) consecutive trading days (the "Market Value") of at least ten dollars ($10.00), but less than twelve dollars ($12.00), per share or (2) June 29, 2005
                                    (the "Alternate Vesting Date");

                                    (B) 15% vesting upon the later of (1) the Common Stock's reaching a Market Value of at least twelve dollars ($12.00), but less than fourteen dollars ($14.00), per share or (2) the Alternate Vesting Date; and

                                    (C) 15% vesting upon the later of (1) the Common Stock's reaching a Market Value of at least fourteen dollars ($14.00) per share or
                                    (2) the Alternate Vesting Date.

         (b) Notwithstanding the vesting schedule set forth in Section 15(a) above or any other provisions of this Agreement to the contrary:



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                  (i)      With respect to the options granted pursuant to
                           Section 15(a)(i) hereof, such options shall instead vest immediately upon the termination of Executive's employment hereunder unless resulting from (A) a voluntary termination by Executive other than pursuant to Section 23(b) hereof in the event of a Change of Control or (B) a termination by Parent for Cause, and

                  (ii)     with respect to the options granted pursuant to
                           Section 15(a)(ii) hereof, if the Executive ceases to be employed hereunder after the respective Market Value price is achieved but before the Alternate Vesting Date, the options which would have otherwise vested, by reason of such Market Value price, upon the Alternate Vesting Date shall instead vest immediately upon the termination of Executive's employment hereunder unless resulting from (A) a voluntary termination by Executive other than pursuant to Section 23(b) hereof in the event of a Change of Control or (B) a termination by Parent for Cause.

         (c) Should the Executive cease to be employed hereunder as a result of the expiration of the term hereof in accordance with Section 2, the Executive shall be entitled, at any time within three (3) months after the date on which the Executive ceases to be so employed, to exercise any and all options vested hereunder; provided, however, if cessation of employment results from the disability of the Executive, the post termination exercise period is extended to one (1) year. If this Agreement should terminate by reason of the death of the Executive, the personal representative of the estate of the Executive shall be entitled, at any time within one (1) year after the date of death, to exercise any and all options vested hereunder.

         (d) Assignment. Upon the consent of the Parent Board, which shall not be unreasonably withheld, the Parent Board shall permit (on such terms and conditions as it shall reasonably establish) such options to be transferred to a trust, partnership, corporation, limited liability company, or similar vehicle for the benefit of Executive's immediate family members (collectively, the "Permitted Transferees"), but otherwise, (i) no option shall be assignable or transferable except by will, or by the laws of descent and distribution , and
(ii) during the lifetime of Executive, the option shall be exercisable only by such Executive or such Executive's guardian, legal representative or, if applicable, the Permitted Transferees.

         16. Compliance with Section 409A. This Agreement shall be amended prior to December 31, 2005 to the extent necessary to comply with Section 409A of the Code. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section




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409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code.

         17. Non-Disclosure Covenant. The Executive shall not, at any time, both during and after the Employment Period, except in the course of the performance of his duties and services hereunder, communicate or disclose to any person, or use for his own account, without the prior written consent of the Bank or the Parent, any confidential or proprietary information or trade secrets of the Bank or the Parent, or of any person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Bank or the Parent, or of any person or entity which is directly, or indirectly through one or more intermediaries, controlled by such person or entity (all such persons and entities being collectively referred to herein as the "Affiliates"). The Executive shall retain all such information and trade secrets in trust for the sole benefit of the Bank and the Parent and each of the Affiliates and their respective successors and assigns. The Executive shall also execute and deliver to the Bank or the Parent any and all such confidentiality agreements as the Bank or the Parent may reasonably require, from time to time, the Bank's or the Parent's other executive officers to provide.

         18. Covenant of Non-Interference. During the Employment Period and for a period of one (1) year thereafter, with respect to any person or entity which is a then current employee, consultant, customer, or vender of the Bank, the Parent or any of the Affiliates, the Executive shall not, whether for his own account or for the account of any third party, interfere with the relationship of the Bank, the Parent or such Affiliate with such person or entity, or endeavor to entice such person or entity to cease being an employee, consultant, customer or vendor of the Bank, the Parent or such Affiliate.

         19. Covenant with Respect to Records and Documents. All written materials, records and document, made by the Executive or coming into his possession prior to, during or subsequent to the Employment Period and concerning the business or affairs of the Bank, the Parent or any of the Affiliates shall be the sole property of the Bank, the Parent or the Affiliates, as the case may be, and upon the termination of the Employment Period or upon the request of the Bank, the Parent or the Affiliates, the Executive shall promptly deliver all copies of the same which are then in his possession to the Bank, the Parent or the Affiliates, as the case may be.

         20. Covenant Not To Compete.

         (a) During the Employment Period and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly,

                  (i) form, or acquire a five percent (5%) or greater equity ownership, voting or profit participation interest in, or actively participate in, control, manage, finance a five percent (5%) or greater interest of, or invest a five percent (5%) or greater



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         interest in, any Competitor (as defined below); or

                  (ii) except as set forth in Section 20(c), associate (which, as used in this Section 20, shall include association as an officer, employee, partner, director, consultant, agent, representative or advisor) with any Competitor.

         (b) For purposes of this Agreement, a "Competitor" is any bank, savings and loan or other financial institution, that operates or has a physical location within (i) the State of Alabama or (ii) any county outside the State of Alabama in which the Parent or the Bank, during the Employment Period, operates or has a physical location or (the "Restricted Area"), or could reasonably be construed to be in competition with Parent and the Bank within the Restricted Area.

         (c) Notwithstanding the foregoing provisions of this Section 20, the Executive shall be deemed not to violate the provisions of Section 20(a) with respect to a Competitor that is headquartered outside of the Restricted Area if the Executive is associated with such Competitor in an executive or operational capacity outside the Restricted Area so long as the operations of such Competitor in the Restricted Area do not constitute such Competitor's principal business and any responsibility that the Executive has for the local operations of such Competitor in the Restricted Area are not directly included within the Executive's personal responsibilities for such Competitor (it being understood, however, that it would be a violation of Section 20(a) for such Executive to associate with a Competitor and either (i) direct or have more than an indirect and secondary responsibility for the introduction or strategic expansion of a Competitor's business in the Restricted Area or (ii) solicit or cause others to solicit customers or employees of Parent or the Bank in connection with such introduction or strategic expansion).

         21. Relocation Expenses.

         (a) The Parent will provide the Executive with relocation benefits including: (i) temporary living expenses (which shall consist, initially of hotel charges and meals, and, subsequently, apartment rental and utilities) until the earlier of the Executive's move into a new home in the Birmingham area, or December 31, 2005; (ii) payment or reimbursement for all costs of packing and moving the household goods, furniture, and other belongings of the Executive and his family from their present home to their new home, and packing and moving the Executive's office furnishing and equipment to the Parent's offices; and (iii) all costs incurred, by the Executive and the Executive's




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         family, in making up to three (3) trips to the Birmingham area for house hunting.

         (b) Parent (i) shall, until the Executive's present home located in Little Rock, Arkansas shall have been sold or until December 31, 2005, whichever first occurs, reimburse the Executive for interest costs payable on the purchase of his new home, and (ii) shall pay, or shall reimburse the Executive for, all closing costs incurred in both the sale of the Executive's present home and the purchase of the Executive's new home, and the Parent shall pay, or shall reimburse the Executive for, all real estate commissions in connection with such sale.

         22. Change In Control. In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control (as herein defined), Executive agrees that he will not voluntarily leave the employ of Parent, the Bank or any subsidiary then employing him on less than six (6) months written notice to the Chairman of the Board of the Parent, and notwithstanding such period, the Executive will continue to render the services expected of his position, and will act in all things related to the possible Change in Control in the manner he believes in good faith to be in the best interests of the shareholders of the Parent, until the third person has abandoned or terminated its efforts to effect a Change in Control or until a Change in Control has occurred.

         For purposes of this Agreement, a "Change in Control" is hereby defined to be:

         (a) a merger, consolidation or other corporate reorganization of Parent in which the Parent does not survive, or if it survives, the shareholders of Parent before such transaction do not own more than fifty percent (50%) of, respectively, the Common Stock of the surviving entity, and the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity.

         (b) the acquisition, other than from the Parent, by any individual, entity or group (within the meaning of Section 13 (d)(3) or 14 (d)(2) of the Exchange Act) of beneficial ownership of 25% or more of either the then outstanding shares of Common Stock of the Parent or the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a Change in Control:

                  (i) any acquisition by the Parent, any of its subsidiaries, or any employee benefit plan (or related trust) of the Parent or its subsidiaries, or;

                  (ii) any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or substantially all of the persons who were the owners of the Common Stock of the Parent immediately prior to such acquisition;

         (c) individuals who, as of the effective date of this Agreement, constitute the Parent Board (the "Incumbent Parent Board") cease for any reason to constitute at least a majority of the Parent Board, provided that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Parent's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Parent Board, shall be considered as though such individual were a member of the Incumbent Parent Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

         (d) approval by the shareholders of the Parent of a:

                  (i)      complete liquidation or dissolution of the Parent, or

                  (ii) the sale or other disposition of all or substantially all the assets of the Parent, other than to a corporation, with respect to which immediately following such sale or other disposition more than 50% of, respectively, the then outstanding shares of common stock of such corporation, and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock of the Parent, and the outstanding voting securities of the Parent immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding

                           Common Stock of the Parent and outstanding securities of the Parent, as the case may be.

         (e) Notwithstanding the foregoing, if Section 409A of the Code would apply to any payment or right arising hereunder as a result of a Change in Control as hereinabove described, then with respect to such right or payment the only events that would constitute a Change in Control for purposes hereof shall be those events that would constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation in accordance with said section 409A.

         23. Termination Following Change in Control. Except as otherwise provided in Section 24 hereof, Parent will provide or cause to be provided to Executive the rights and benefits described in Section 24 hereof in the event that Executive's employment is terminated at any time within two years (or, if Section 409A is applicable, and a lesser period is required thereunder, then such lesser period) following a Change in Control (as such term is defined in
Section 22) under the circumstances stated in (a) or (b) below:

         (a) by Parent or the Bank for reasons other than for Cause (as is defined in Section 12 (g) hereof) or other than as consequence of Executive's death, permanent disability or attainment of normal retirement date; or

         (b) by Executive following the occurrence of any of the following events:

                  (i) the assignment of Executive to any duties or responsibilities that are materially inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position;

                  (ii) the reduction of Executive's Base Salary or Target Bonus (including any deferred portions thereof) or substantial reduction in the Executive's level of benefits or supplemental compensation;

                  (iii) the transfer of Executive to a location requiring a change in residence or a material increase in the amount of travel normally required of Executive in connection with his employment; or

                  (iv) if after six months following the Change in Control, it is the good faith determination by Executive that due to the Change in Control (including any changes in circumstances at Parent or Bank that directly or indirectly affect the Executive's position, duties, responsibilities or status immediately preceding such Change in Control) he is no longer able effectively to discharge his duties and responsibilities. Executive shall then have sixty days to notify Parent or its successor in writing of his termination.

         24. Rights and Benefits Upon Termination upon Change in Control. In the event of the termination of Executive's employment under any circumstance set forth in Section 23 hereof ("Termination"), Parent agrees to provide or cause to be provided to Executive the following rights and benefits:

         (a) Salary and Other Payments at Termination. Executive shall be entitled to receive payment in cash in the amount of three (3) times Executive's Earnings (at such time as defined in this Section 24 (a)). Payment shall be made in lump sum to the Executive within 30 days of termination. For purposes of this Agreement, "Earnings" shall mean the sum of (i) Executive's annual Base Salary as approved by the Parent Board for the year in which the Change in Control occurs, plus (ii) the Target Bonus Executive would have been entitled to receive for the calendar year in which the Change in Control occurs as if the performance targets had been achieved.

         (b) Lapse of Restrictions on Benefits. Except to the extent expressly prohibited by any applicable law or regulation or the terms of any applicable benefit plans, any and all restrictions, vesting schedules or schedule of exercise provided in any agreement with the Executive shall immediately lapse and Executive shall be entitled immediately to receive all benefits and exercise all rights previously granted him thereunder. Notwithstanding any provision of this Agreement to the contrary, the options granted under Section 15 hereof shall immediately vest upon a Termination.

         (c) Deferred Cash Payments. Any payments, of whatever nature, from Parent or its subsidiaries to Executive, the receipt of which has been deferred by means of a written instrument signed by Executive and the payer, shall within 30 days of termination be paid in a lump sum to Executive.

         (d) Target Bonus. Notwithstanding any provision of any plan or arrangement, any Target Bonus under Section 11 for a year prior to the year of the Termination with respect to a Change in Control, which has not been paid, shall be paid within 30 days of the Termination, and a Target Bonus for the year of the Termination with respect to a Change in Control shall be paid in an amount equal to 1/12th of the Target Bonus for the prior year times each full month in the current year prior to the month of the Executive's Termination.

         (e) Insurance and Other Special Benefits. For three (3) years following an Executive's Termination, Executive shall continue to be covered by the life insurance, medical insurance, dental insurance and accident and disability insurance plans of Parent and its subsidiaries or any successor plan or program in effect at or after Termination for employees in the same class or category as was Executive prior to his Termination. In the event, Executive is ineligible to continue to be so covered under the terms of any such benefit program, or, in the event the Executive is eligible but the benefits applicable to Executive under any such plan or program after Termination are not substantially equivalent to the benefits applicable to Executive immediately prior to Termination, then, Parent shall for a period of three years following his Termination date, pay, provide or cause to be provided, benefits, or such additional benefits as may be necessary to make the benefits applicable to the Executive substantially equivalent to those in effect before termination, through other sources; provided however, that if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, Executive's participation in the comparable benefit provided by Parent either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any Executive's coverage under any plan or program to Parent or any of its subsidiaries or any successor plan or program thereto which Executive is entitled under the terms of such plan or program.

         (f) Ownership of Perquisites. The ownership of all club memberships, automobiles, and other perquisites approved by the Parent Board for the Executive prior to his Termination shall be transferred, fully paid and free of charge, to him within 30 days of his Termination, provided that Executive pays to the Parent an amount equal to any capital, bond or other equity amount paid by Parent related to such membership.

         (g) Other Benefit Plans. The specific arrangements referred to in this
         Section 24 are not intended to exclude Executive's participation in other benefit plans in which Executive currently participates or which are or may become available to Executive, or to preclude other compensation or benefits as may be authorized by the Parent Board from time to time.

         (h) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

         (i) Payment Obligation Absolute. Unless Section 25 is applicable, Parent's obligation to pay or cause to be paid to Executive the benefits and to make arrangements provided in this Section 24 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right, which Parent or Bank may have against him or anyone else. All amounts payable by or on behalf of Parent under this
         Section 24 shall, unless specifically stated to the contrary herein, be paid without notice or demand. Each and every payment made under this
         Section 24 by or on behalf of Parent shall be final and Parent or Bank and their subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whoever shall be entitled thereto.

         (k) Gross-Up Payment.

                           (i) In the event it shall be finally determined, in a proceeding that is non-appealable, that any payment, award, benefit or distribution by the Parent (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
                           Section 24(k) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Parent should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Parent exhausts its remedies pursuant to Section 24(k)(ii) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Parent to or for the benefit of the Executive.

                           (ii)The Executive shall notify the Parent in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Parent of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
                           (10) business days after the Executive is informed in writing of such claim and shall apprise the Parent of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Parent (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Parent notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                             (A) give the Parent any information
                                    reasonably requested by the Parent relating to such claim;

                                             (B) take such action in connection
                                    with contesting such claim as the Parent shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Parent;

                                             (C) cooperate with the Parent in
                                    good faith in order effectively to contest such claim; and

                                             (D) permit the Parent to
                                    participate in any proceedings relating to such claim; provided, however, that the Parent shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2(b), the Parent shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Parent shall determine.

                           provided, however, that if the Parent directs the Executive to pay such claim and sue for a refund, the Parent shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Parent's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                                             (iii) If, after the receipt by the
                                    Executive of an amount advanced by the
                                    Parent pursuant to Section 24(k)(ii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Parent's complying with the requirements of Section 24(k)(ii)) promptly pay to the Parent the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Parent pursuant to Section 24(k)(ii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Parent does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (l) Parent shall pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Executive as a result of any claim by the Internal Revenue Service that, if successful, would require the payment by the Parent of the Gross-Up Payment, if Parent contest such claim as herein above provided or otherwise fails to timely pay the Gross-Up Payment.

         (m) If the Executive is terminated for Cause as defined in Section 1(g) hereof, Parent shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in this Section 24.

         25. Remedies. The Executive acknowledges that the Bank and the Parent will have no adequate remedy at law if the Executive violates any of the terms hereof, and the Bank and the Parent shall have the right, in addition to any other rights the Bank and the Parent may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions hereof.

         26. Compliance with Other Agreements. The Executive represents and warrants to the Bank and the Parent that the execution and delivery by him of this Agreement, and the performance by him of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to him, or (b) to the knowledge of the Executive, conflict with, result in the breach or termination of, constitute a default under, or require a material modification of, any agreement to which the Executive is a party or by which the Executive is or may be bound.

         27. Waiver. No waiver of any obligation of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by the other party. No waiver of any right or remedy of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by such party. A waiver by any party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

         28. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, including, without limitation, any corporation with which the Bank or the Parent may merge or consolidate; provided, however, that this Agreement, because it relates to personal services, cannot be assigned by the Executive.

         29. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

         30. Notices. Any notice or other written communication, with respect to the employment of the Executive by the Bank and the Parent, or any matter related to the rights or obligations of any party under this Agreement, and to be given to a party hereto, shall be given to such parry at the address for such party provided herein, or such other address as such party shall hereafter provide, in writing, to the other party.


         To Executive:                      29 Chatel Drive
                                            Little Rock, AR 72223

         To Parent:                         17 North 20th Street
                                            Birmingham, AL 35203


All such notices or communications shall be given by being personally delivered, placed in the United States mail, postage prepaid, certified or registered mail, or by being sent by prepaid air freight, overnight delivery, which is guaranteed and acknowledgement of receipt of which is required, to the party to which such notice or communication is to be given at the address for such party specified above. Each such notice shall be deemed to be effective upon receipt, if personally delivered, one business day after being so sent by air freight, or five business days after being so mailed. For purposes of this Agreement, a business day shall mean a day other than a Saturday, Sunday or federal or Alabama state holiday.

         31. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by all of the parties hereto.

         32. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

         33. Severability. Should any section, provision, or portion of this Agreement be declared invalid or unenforceable in any jurisdiction, then such section, provision or portion shall be deemed to be (a) severable from this Agreement as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof, and (b) amended to the extent, and only to the extant, necessary to permit such section, provision or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).

         34. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

         35. Governing Law. This Agreement is made and shall be construed under the internal laws, but not the conflicts of law provisions, of the State of Alabama.

         36. Survival/Effectiveness of Certain Provisions. The rights and obligations of the parties under Sections 17, 18, 19, 20, 22, 23, 24, 25 and 29 hereof shall survive the termination of the Employment Period and this Agreement. The rights and obligation of the parties under Section 15 hereof shall be effective immediately, notwithstanding the termination of the Executive's employment for any reason other than as provided in said Section 15 hereof prior to the execution of an award agreement with respect to the options under Section 15.

                [Signatures Appear on Immediately Following Page]

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                       EXECUTIVE:


                                       /s/ Rick D. Gardner
                                       -----------------------------------------
                                       Rick D. Gardner


                                       THE BANC CORPORATION


                                       By: /s/ Michael E. Stephens
                                          --------------------------------------
                                          Michael E. Stephens
                                          Chairman of the Compensation Committee
                                          of the Board of Directors


                                       BANK:


                                       THE BANK

                                       By: /s/ F. Hampton McFadden, Jr.
                                          --------------------------------------
                                          F. Hampton McFadden, Jr.
                                          Executive Vice President and
                                          General Counsel